Exhibit 99.1

INOVALON REPORTS FIRST QUARTER 2020 RESULTS

First Quarter 2020 Highlights

•	Q1 revenue of $154.2 million, up 6.0% year-over-year

•	Q1 Subscription-based platform revenue of $137.1 million, up 13.1% year-over-year, equating to 89% of Q1 total revenue

•	Q1 net loss of $1.7 million, resulting in diluted net loss of $0.01 per share

•	Q1 Non-GAAP net income of $16.2 million, up 10% year-over-year, resulting in Non-GAAP net income of $0.11 per share

•	Q1 Adjusted EBITDA of $47.5 million, up 7% year-over-year, resulting in Adjusted EBITDA margin of 30.8%

•	Q1 net cash provided by operating activities of $14.1 million

•	Q1 new sales Annual Contract Value (ACV)[1] totaled $45.5 million

Debt & Cash Highlights

•	Executed repricing of credit facility on February 11, 2020, decreasing applicable interest rate

•	Executed proactive opportunistic draw down on revolver for $99 million on March 13, 2020

•	Cash balance as of March 31, 2020 totaling $182.9 million

•	Net debt leverage ratio as of March 31, 2020 declined to 3.79x

Trailing Twelve Month (TTM)2 First Quarter 2020 Highlights

•	TTM Q1 revenue of $651.1 million, up 12% period-over-period

•	TTM Q1 Subscription-based platform revenue of $547.4 million up 16% period-over-period, equating to 84% of period revenue

•	TTM Q1 net income of $14.4 million

•	TTM Q1 Non-GAAP net income of $79.0 million, up 36% period-over-period

•	TTM Q1 Adjusted EBITDA of $213.6 million, up 13% period-over-period

•	TTM Q1 net cash provided by operating activities of $105.8 million

•	TTM Q1 new sales ACV totaled $217.8 million

2020 Guidance Highlights

•	Guidance updated to reflect expected impact of COVID-19 pandemic

Please refer to our First Quarter 2020 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, 2020 financial guidance, additional financial metrics, and other topics that will be referenced during the Company’s conference call.

BOWIE, Md. – April 29, 2020 – Inovalon (Nasdaq: INOV), a leading provider of cloud-based platforms empowering data-driven healthcare, today announced financial results for the first quarter of 2020 and updated guidance for the remainder of 2020.
“I am incredibly proud of how well the many associates of Inovalon have not only navigated the personal and professional challenges brought by COVID-19, but have also supported our clients and the Company with outstanding, passionate commitment and success,” said Keith Dunleavy, M.D., Inovalon’s chief executive officer and chairman of the board. “We entered the year in a position of strength and are navigating the current situation well. With our cloud-based platform offerings showing more than 13% year-over-year organic growth, and our sales pipeline at all-time highs, we are optimistic. While there are short term impacts from the pandemic, we find ourselves in a strong position today, with the flexibility to implement opportunistic initiatives, and with very positive indications for the post-COVID-19 period.”

First Quarter 2020 Financial Results

•
Revenue for the first quarter of 2020 was $154.2 million, a year-over-year increase of 6.0% compared with $145.5 million for the first quarter of 2019. TTM revenue for the first quarter of 2020 was $651.1 million, a period-over-period increase of 12% compared with $580.4 million for the first quarter 2019 TTM period.

•
Subscription-based platform revenue for the first quarter 2020 was $137.1 million, or 89% of first quarter 2020 total revenue and a year-over-year increase of 13.1%, compared with $121.3 million for the first quarter of 2019, or 83% of first quarter 2019 total revenue. TTM subscription-based platform revenue for the first quarter of 2020 was $547.4 million, a period-over-period increase of 16%, compared with $472.1 million for the first quarter 2019 TTM period.

•	Cost of revenue for the first quarter of 2020 was $41.0 million, or 26.6% of revenue, compared with $37.2 million, or 25.6% of revenue, for the first quarter of 2019.

•
Net loss for the first quarter of 2020 was $1.7 million, resulting in diluted net loss of $0.01 per share, compared with a net loss of $8.3 million and net loss of $0.06 per share, respectively, for the first quarter of 2019, an increase of $6.6 million, or $0.05 per share.

•
Adjusted EBITDA for the first quarter of 2020 was $47.5 million, up 7% year-over-year, compared with $44.5 million for the first quarter of 2019. Adjusted EBITDA margin for the first quarter of 2020 was 30.8%, consistent with the first quarter of 2019. TTM Adjusted EBITDA for the first quarter of 2020 was $213.6 million, a period-over-period increase of 13% compared with $188.6 million for the first quarter 2019 TTM period. TTM Adjusted EBITDA margin for the first quarter of 2020 was 32.8%, a period-over-period increase of 30 basis points compared with 32.5% for the first quarter 2019 TTM period.

•
Non-GAAP net income for the first quarter of 2020 was $16.2 million, up 10% year-over-year, resulting in Non-GAAP net income of $0.11 per share, compared with $14.7 million and $0.10 per share, respectively, for the first quarter of 2019. TTM Non-GAAP net income for the first quarter of 2020 was $79.0 million, resulting in Non-GAAP net income of $0.54 per share, compared with $57.9 million and $0.39 per share, respectively, for the first quarter 2019 TTM period, an increase of 36% and 38%, respectively.

•
Net cash provided by operating activities for the first quarter of 2020 was $14.1 million, compared with $14.8 million for the first quarter of 2019. TTM net cash provided by operating activities for the first quarter 2020 was $105.8 million, a period over-period increase of 8% compared with $98.3 million for the first quarter 2019 TTM period. Free cash flow[3] for the first quarter 2020 was a net free cash outflow of $2.4 million compared with net free cash inflow of $3.3 million for the first quarter of 2019. TTM free cash flow for the first quarter of 2020 was $41.8 million, compared with $42.7 million for the first quarter 2019 TTM period.

“Inovalon is well capitalized to not only navigate the COVID-19 pandemic, but also undertake opportunistic product launches and post-COVID-19-focused growth investments,” said Jonathan R. Boldt, Inovalon’s chief financial officer. “With nearly $183 million of cash and cash equivalents, strong consistent cash flow, and a diverse and well-capitalized client base, we feel confident in our ability to effectively deploy capital and continue to deliver both client and shareholder value.”
Adjusted EBITDA, Adjusted EBITDA margin, Non-GAAP net income, and free cash flow are Non-GAAP measures. Net income is the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income. Net cash provided by operating activities is the GAAP financial measure most directly comparable to free cash flow. Reconciliations of net income to Adjusted EBITDA and Non-GAAP net income and reconciliations of net cash provided by operating activities to free cash flow identifying the differences between net income and net cash provided by operating activities and each of these Non-GAAP financial measures, are included in this press release after the consolidated financial statements.
Key Highlights

•
Telehealth and Data Lake Innovation: During the first quarter the Company continued to drive innovation into the marketplace and have a transformative impact on healthcare through the launch of two new offerings on the Inovalon ONE® Platform. On March 23, 2020, the Company announced a telehealth configuration of the Inovalon ONE® Platform, empowering virtual data-driven visits with clinicians for clients across the country. The implementation of telehealth capabilities within the Inovalon ONE® Platform brings the power of advanced analytics and data-driven encounters to the telehealth marketplace. Unlike other telehealth capabilities offered in the marketplace, which typically begin each encounter with little or no knowledge of the patient or of potential factors contributing to a patient’s ailment or needs, Inovalon’s telehealth offering is informed by available primary source data and analytical insights of respective patients.

This insight increases the call time efficiency, effectiveness, and value impact of encounters while also improving the patient experience. On January 13, 2020, Inovalon also announced its Healthcare Data Lake, a cloud-based solution that empowers healthcare organizations to unlock the value of their own data assets. Inovalon’s Healthcare Data Lake solution provides clients with an industry-leading single-source-of-truth “superset” of data that aids clients in supporting advanced reporting, analytics initiatives, and other use cases that benefit from best practices data architecture, data comprehensiveness, and data hygiene, while also eliminating costs of traditional enterprise warehouse solutions and healthcare organization processes suffering from incomplete, untimely, or erroneous data. Both offerings are examples of Inovalon bringing to market the industry’s most advanced, most differentiated, cloud-based software platforms, with the greatest breadth of connectivity, the deepest access to primary source data, and the most advanced analytics to empower the transformation of data-driven healthcare.

•
Financial Strength, Strong Cash Balance and Financial Position, Strong Cash Flow and Well Capitalized: Inovalon maintains a strong balance sheet, healthy cash flows and is well capitalized to not only navigate the current environment, but also to benefit from situational opportunities. The Company exited the first quarter with $182.9 million of cash and cash equivalents, which included the proactive opportunistic drawdown of approximately $99.0 million from its revolving credit facility on March 13, 2020. The draw down had no impact on the Company’s net debt leverage ratio, increases the Company’s financial flexibility, and provides the availability of additional capital to potentially deploy opportunistically. Cash flow from operations continued to be strong and consistent with internal expectations resulting in net cash provided by operating activities for the first quarter of 2020 of $14.1 million, even after previously scheduled cash outflows (including annual discretionary bonus payments pertaining to 2019 performance) of $20.9 million. Even in the setting of the heavy cash outflow nature of the first quarter period (traditionally the case due to payouts of prior year bonuses), the Company ended the quarter with a further-improved net debt ratio of 3.79x, down from 3.83x at year-end 2019. Contributing to the Company’s strong cash position, accounts receivables and collection behavior is monitored on a daily basis and has not demonstrated any meaningful variances from historical activity.

•	COVID-19 Impact:
Transition to Remote Operations: Since August of 2017 Inovalon’s Crisis Management Team has maintained a pandemic plan. This plan was activated in February 2020 and enabled the Company to quickly transition to remote operations. Nearly the entirety of the Company’s operations (from sales, software development, and platform operations, to client support and administrative functions) are cloud-based in their design, thus supporting strong and effective continuity of the Company’s platforms and operations.
Launch of Telehealth and Increased Demand for Connectivity: In response to the pandemic and changes in telehealth guidelines from the government, the Company accelerated its existing plans to launch data-driven and analytically informed telehealth capabilities within a number of the Company’s platform offerings. Demand for the telehealth offerings has been strong with multiple top-ten national health plans and regional health plans executing contracts within days of its announced availability. Telehealth encounters on the platform began in early April and a rapid ramping of the platform offering capacity is underway. Additionally, demand for remote connectivity capabilities (such as the Company’s cloud-based Clinical Data Extraction as a Service, or CDEaaS™) has also increased significantly with multiple expansions of existing client relationships and higher volume utilization.
Demand Delay for Some Services and Legacy Offerings: Inovalon’s services business and some segments of the Company’s legacy offerings experienced softness during the first quarter. The impact to services and legacy offerings was approximately $2.5 million and $4.5 million, respectively, compared to internal budget expectations. This phenomena is expected to continue through the second quarter of 2020 and then begin resolving thereafter. The Company believes that this softness is temporary due to the COVID-19 crisis and, further believes that a significant portion of the softness represents demand delay (and not demand loss).
Sales Characteristics and Pipeline Strength: The Company is notably positive about what is being seen within the sales pipeline, both in characteristics (both velocity and win rates) and in total volume (both deal size and count). Firstly, with respect to characteristics, the manner with which the Company’s pipeline of sales opportunities changed in the setting of COVID-19 during the first quarter varied by end-customer segment. Provider and Life Sciences business units showed characteristics of sale cycle elongation beginning in mid-February, while the Payer and Pharmacy business units showed no apparent substantive change in sales cycle. Notably, across all business units, win rates remained strong (with an upward bias) and there was no substantive change in “closed lost” rates. Secondly, with respect to the sales pipeline volume, the Company is seeing a substantial strength. The Company’s pipeline is at record levels since the Company began its Inovalon ONE® Platform offering transformation in 2016. While pipeline characteristic remain an important variable, the Company is very positive about the implications of the growing pipeline for the quarters ahead.

•
Big Picture and Summary: Inovalon is pleased to report that it was well prepared to handle and operate within the construct of the COVID-19 crisis. The Company is benefiting from the scalability of its business model, its financial flexibility, and its strong base of recurring subscription-based platform revenue, which was 83% of total revenue in 2019, and 89% in the first quarter of 2020. Concurrently, the Company is benefiting from positive secular trends that are being further emphasized during the current crisis, and has been able to introduce new, highly relevant capabilities which are being well received within the marketplace. The negative revenue impact from the COVID-19 pandemic is believed to be both short-term in nature and to have characteristics of being predominantly demand-delay (and not demand loss) in nature. Additionally, demand for the Company’s capabilities and performance of the sales team continues to be strong - expanding the Company’s sales pipeline to record levels. Furthermore, through the broader market’s period of challenge, Inovalon is remaining focused on investing in additional platform offerings, maintaining and even accelerating new product development and launch investments, while other organizations within the marketplace may be forced to decrease their investments in innovation and expansion. Altogether, while appreciating the number of variables and risks, the Company is rather optimistic about its ability to navigate the COVID-19 period, and is even more optimistic about the Company’s performance and growth prospects following the resolution of the COVID-19 crisis.

Other Financial Data and Key Metrics
The following constitute other financial data and key metrics that are presented quarterly.

•
Growth of Datasets: At March 31, 2020, the MORE[2] Registry® dataset contained approximately 315.6 million unique patient counts and 55.1 billion medical event counts, increases of 16.3% and 23.4%, respectively, compared with March 31, 2019.

•
Investment in Innovation: For the quarter ended March 31, 2020, Inovalon’s ongoing investment supporting innovations in advanced, cloud-based platforms empowering data-driven healthcare was $17.5 million, or 11% of revenue, an increase of $0.3 million, or 1.5%, compared to the prior year period.

•
Analytical Process Count Growth: Inovalon’s trailing twelve-month Patient Analytics Months (“PAM”) count, which the Company believes is indicative of the Company’s overall level of analytical activity, grew to 68.5 billion as of March 31, 2020, an increase of 32.4% as compared with March 31, 2019.

Please see the Company’s filings with the Securities and Exchange Commission (“SEC”) for further detail regarding the preceding other financial data and key metrics.
Shares Outstanding
As of April 17, 2020, the Company had 76.1 million shares of Class A common stock outstanding and 79.3 million shares of Class B common stock outstanding.
2020 Financial Guidance
For the reasons outlined within this release, the quarterly organic growth expectation is being updated per the table provided below.

2020 Financial Quarter	Previous 2020 Guidance YoY Revenue Growth Provided February 19, 2020	Updated 2020 Guidance YoY Revenue Growth Provided April 29, 2020
First Quarter	9% to 12%	6% (Actual)
Second Quarter	9% to 12%	0% to 4%
Third Quarter	9% to 12%	6% to 12%
Fourth Quarter	9% to 12%	6% to 12%

Additionally, the Company is updating its full-year 2020 guidance, and its guidance for the second quarter of 2020, as outlined within the tables below.

Financial Metric	Previous 2020 Guidance Provided February 19, 2020	Updated 2020 Guidance Provided April 29, 2020	Change from Full Year 2019
Revenue	$698 million to $718 million	$672 million to $698 million	5% to 9%
Net income	$25 million to $31 million	$16 million to $22 million	105% to 182%
Non-GAAP net income	$89 million to $94 million	$80 million to $85 million	3% to 10%
Adjusted EBITDA	$231 million to $241 million	$221 million to $231 million	5% to 10%
Net cash provided by operating activities	$170 million to $185 million	$160 million to $175 million	50% to 64%
Capital expenditures	$52 million to $58 million	$54 million to $60 million	—
Diluted net income per share	$0.17 to $0.21	$0.11 to $0.15	120% to 200%
Non-GAAP diluted net income per share	$0.59 to $0.63	$0.53 to $0.57	2% to 10%

Financial Metric	Second Quarter 2020 Guidance Provided April 29, 2020
Revenue	$157 million to $163 million
Net income	$0 million to $2 million
Non-GAAP net income	$16 million to $18 million
Adjusted EBITDA	$50 million to $52 million
Diluted net income per share	$0.00 to $0.01
Non-GAAP diluted net income per share	$0.11 to $0.12
Additional assumptions made within the Company’s 2020 guidance are as follows:

•	While changes in the stock price could change the fully diluted share count, under the treasury stock method, 2020 guidance assumes 150 million weighted average diluted shares.

•	2020 guidance assumes an effective tax rate of approximately 28% for the full year.
Reconciliations of net income, the GAAP financial measure most directly comparable to Adjusted EBITDA and Non-GAAP net income, identifying the differences between each of these Non-GAAP financial measures and the most directly comparable GAAP financial measure, are included in this press release after the consolidated financial statements.
Conference Call
Inovalon will host a conference call to discuss its first quarter 2020 results at 5:00 p.m. Eastern Time today. To participate in Inovalon’s conference call, please dial (855) 783-2604, conference ID 7159215; international callers should dial (631) 485-4882 using the same conference ID. A replay will be available on Inovalon’s investor relations website (http://investors.inovalon.com).
Please refer to our First Quarter 2020 Earnings Presentation Supplement available at http://investors.inovalon.com for additional information, including 2020 financial guidance, additional financial metrics, and other topics that will be referenced during the Company’s conference call.
About the Inovalon ONE® Platform
The Inovalon ONE® Platform is an integrated cloud-based platform of nearly 100 individual proprietary technology toolsets and deep data assets able to be rapidly configured to empower the operationalization of large-scale, data-driven healthcare initiatives. Each proprietary technology toolset, referred to as a Module, is informed by the data of billions of medical events within Inovalon’s proprietary datasets. Combinations of Modules are configured to empower highly differentiated solutions for client needs quickly and in a highly scalable fashion. The flexibility of the modular design of the Platform enables clients to integrate the capabilities of the Platform with their own internal capabilities or other third-party solutions. The Platform brings to the marketplace a highly extensible, national-scale capability to interconnect with the healthcare ecosystem on a massive scale, aggregate and analyze data in petabyte volumes, arrive at sophisticated insights in real time, and drive meaningful impact wherever it is analytically identified best to intervene and intuitively visualize data and information to inform business strategy and execution.

About Inovalon
Inovalon is a leading provider of cloud-based platforms empowering data-driven healthcare. Through the Inovalon ONE® Platform, Inovalon brings to the marketplace a national-scale capability to interconnect with the healthcare ecosystem, aggregate and analyze data in real time, and empower the application of resulting insights to drive meaningful impact at the point of care. Leveraging its Platform, unparalleled proprietary datasets, and industry-leading subject matter expertise, Inovalon enables better care, efficiency, and financial performance across the healthcare ecosystem. From health plans and provider organizations, to pharmaceutical, medical device, and diagnostics companies, Inovalon’s unique achievement of value is delivered through the effective progression of “Turning Data into Insight, and Insight into Action®.” Supporting thousands of clients, including 24 of the top 25 U.S. health plans, 22 of the top 25 global pharma companies, 19 of the top 25 U.S. healthcare provider systems, and many of the leading pharmacy organizations, device manufacturers, and other healthcare industry constituents, Inovalon’s technology platforms and analytics are informed by data pertaining to more than 994,000 physicians, 558,000 clinical facilities, 315 million Americans, and 55 billion medical events. For more information, visit www.inovalon.com.
Forward Looking Statements
Certain statements contained in this press release constitute forward-looking statements within the meaning of, and are intended to be covered by the safe harbor provisions of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release other than statements of historical fact, including but not limited to statements regarding the roll-out of any product or capability, the timing, performance characteristics and utility of any such product or capability, and the impact of any such product or capability on the healthcare industry, future results of operations and financial position, business strategy and plans, market growth, and objectives for future operations, are forward-looking statements. The words “believe,” “may,” “see,” “will,” “estimate,” “continue,” “anticipate,” “assume,” “intend,” “expect,” “project,” “look forward,” “promise,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements in this press release include, but are not limited to, expectations about future business plans, prospective performance and opportunities, strategies and business plans, expectations regarding future results, expectations regarding the size of our datasets, expectations regarding implementation timeframes, our ability to meet financial guidance for the second quarter and full year 2020, our ability to pay down outstanding indebtedness, expectations regarding interest payments, expectations regarding tax rates, and statements with respect to visibility, revenue retention and recurring revenue, including ACV, and the impact of the COVID-19 pandemic on our business and operations. Inovalon has based these forward-looking statements largely on current expectations and projections about future events and trends that may affect financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs as of the date of this press release. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions, which could cause the future events and trends discussed in this press release not to occur and could cause actual results to differ materially and adversely from those anticipated or implied in the forward-looking statements.
These risks, uncertainties, and assumptions include, among others: the effects and potential effects of the COVID-19 pandemic on our business, cash flow, liquidity and results of operations due to, among other things, effects on the economy generally and on our customers, including the possible effects of significant rising unemployment, the inability of consumers to timely pay our customers and the resulting potential inability of our customers to pay the fees under our contracts on time or in full; the delay in the contracting for services by our customers as a result of the COVID-19 pandemic; potential other delays in the sales cycle for new customers and products; and other unforeseen impacts on our customers and potential customers and on our employees that could have a negative impact on us; the Company’s ability to continue and manage growth, ability to grow the client base, retain and renew the existing client base and maintain or increase the fees and activity with existing clients; the effect of the concentration of revenue among top clients; the ability to innovate new services and adapt platforms and toolsets; the ability to successfully implement growth strategies, including the ability to expand into adjacent verticals, such as direct to consumer, growing channel partnerships, expanding internationally and successfully pursuing acquisitions; the ability to successfully integrate our acquisitions and the ability of the acquired business to perform as expected; the successful implementation and adoption of new platforms and solutions, including the Inovalon ONE® Platform, ScriptMed® Cloud, Clinical Data Extraction as a Service (CDEaaS™), Natural Language Processing as a Service (NLPaaS™), Elastic Container Technology (ECT™), Healthcare Data Lake, and the Telehealth configuration of the Inovalon ONE® Platform; the possibility of technical, logistical or planning issues in connection with the Company’s investment in and successful deployment of the Company’s products, services and technological advancements; the ability to enter into new agreements with existing or new platforms, products and solutions in the timeframes expected, or at all; the impact of pending M&A activity in the managed care industry, including potential positive or negative impact on existing contracts or the demand for new contracts; the effects of and costs associated with compliance with regulations applicable to the Company, including regulations relating to data protection and data privacy; the effects of changes in tax laws in the jurisdictions in which we operate; the ability to protect the privacy of clients’ data and prevent security breaches; the effect of competition on the business; the timing, size and effect of business realignment and restructuring charges; the efficacy of the Company’s platforms and toolsets; and the impact of the COVID-19 pandemic on our business and operations.

Additional information is also set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 19, 2020, included under Part I, Item 1A, “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2020, filed with the SEC on April 29, 2020, including under Part II, Item IA, “Risk Factors,” and in subsequent filings with the SEC. The Company is under no duty to, and disclaims any obligation to, update any of these forward-looking statements after the date of this press release or conform these statements to actual results or revised expectations, except as required by law.
Use of Non-GAAP Financial Measures
In the Company’s earnings releases, prepared remarks, conference calls, slide presentations and webcasts, there may be use or discussion of non-GAAP financial measures. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed, and a reconciliation of the differences between the comparable GAAP financial measure and each non-GAAP financial measure are included in this press release after the consolidated financial statements.

1 Annualized Contract Value (ACV) is defined as a metric reflecting the sum of the first 12 months of revenue expected from contracts signed during a specific period (such as a quarter or year). New sales ACV refers to the sum of the first 12 months of revenue expected from new sales contracts signed during a specific period (such as a quarter or year).
2 Metrics calculated on a trailing twelve-month (TTM) basis reflect the prior twelve months of activity. Reconciliations of TTM metrics are included in this press release after the consolidated financial statements.
3 Free cash flow is defined as net cash provided by operating activities less purchases of property and equipment and less investment in capitalized software.

Inovalon Holdings, Inc.
Consolidated Statements of Operations

(In thousands, except per-share amounts)	Three Months Ended March 31,
	2020	2019
Revenue	$154,187	$145,491
Expenses:
Cost of revenue(1)	41,043	37,203
Sales and marketing(1)	15,159	13,526
Research and development(1)	7,104	8,201
General and administrative(1)	53,883	53,623
Depreciation and amortization	27,934	27,047
Total operating expenses	145,123	139,600
Income from operations	9,064	5,891
Other income and (expenses):
Interest income	290	610
Interest expense	(14,560)	(16,542)
Other expense, net	(22)	(11)
Loss before taxes	(5,228)	(10,052)
Benefit from income taxes	(3,545)	(1,729)
Net loss	$(1,683)	$(8,323)
Net loss attributable to common stockholders, basic and diluted	$(1,683)	$(8,323)
Net loss per share attributable to common stockholders, basic and diluted:
Basic net loss per share	$(0.01)	$(0.06)
Diluted net loss per share	$(0.01)	$(0.06)
Weighted average shares of common stock outstanding:
Basic	149,183	147,774
Diluted	149,183	147,774
_______________________________________________________

(1)	Includes stock-based compensation expense as follows:
	Cost of revenue	$165	$77
	Sales and marketing	620	300
	Research and development	453	370
	General and administrative	6,018	4,492
	Total stock-based compensation expense	$7,256	$5,239

Inovalon Holdings, Inc.
Consolidated Balance Sheets

(In thousands, except share and par value amounts)	March 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$182,875	$93,094
Accounts receivable (net of allowances of $2,451 at March 31, 2020 and $3,351 at December 31, 2019)	129,050	139,514
Prepaid expenses and other current assets	24,606	20,141
Income tax receivable	8,112	4,488
Total current assets	344,643	257,237
Non-current assets:
Property, equipment and capitalized software, net	146,798	147,741
Operating lease right-of-use assets	42,894	45,053
Goodwill	955,881	955,881
Intangible assets, net	480,906	483,041
Other assets	25,750	19,681
Total assets	$1,996,872	$1,908,634
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$31,947	$34,845
Accrued compensation	19,872	35,135
Other current liabilities	28,676	26,298
Deferred revenue	17,663	13,664
Credit facilities	9,800	9,800
Operating lease liabilities	8,116	8,085
Finance lease liabilities	2,569	2,533
Total current liabilities	118,643	130,360
Non-current liabilities:
Credit facilities, less current portion	980,639	883,937
Operating lease liabilities, less current portion	49,033	49,690
Finance lease liabilities, less current portion	11,600	12,266
Other liabilities	84,066	46,529
Deferred income taxes	86,150	97,693
Total liabilities	1,330,131	1,220,475
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.000005 par value, 900,000,000 shares authorized, zero shares issued and outstanding at each of March 31, 2020 and December 31, 2019, respectively	—	—
Class A common stock, $0.000005 par value, 750,000,000 shares authorized; 90,875,472 shares issued and 76,255,297 shares outstanding at March 31, 2020; 90,327,728 shares issued and 75,707,553 shares outstanding at December 31, 2019	1	1
Class B common stock, $0.000005 par value, 150,000,000 shares authorized; 79,270,861 shares issued and outstanding at March 31, 2020; 79,369,411 shares issued and outstanding at December 31, 2019	—	—
Preferred stock, $0.0001 par value, 100,000,000 shares authorized, zero shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in-capital	640,861	636,461
Retained earnings	276,628	278,246
Treasury stock, at cost, 14,620,175 shares at March 31, 2020 and December 31, 2019, respectively	(199,817)	(199,817)
Other comprehensive loss	(50,932)	(26,732)
Total stockholders’ equity	666,741	688,159
Total liabilities and stockholders’ equity	$1,996,872	$1,908,634

Inovalon Holdings, Inc.
Consolidated Statements of Cash Flows

(In thousands)	Three Months Ended March 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(1,683)	$(8,323)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	7,256	5,239
Depreciation	14,980	13,931
Amortization of intangibles	12,954	13,116
Amortization of debt issuance costs and debt discount	1,151	1,072
Deferred income taxes	(181)	(2,671)
Change in fair value of contingent consideration	109	379
Other	(295)	1,129
Changes in assets and liabilities:
Accounts receivable	1,614	(13,893)
Prepaid expenses and other current assets	635	(802)
Income taxes receivable	(3,624)	2,830
Other assets	(862)	19
Accounts payable and accrued expenses	(2,844)	182
Accrued compensation	(15,558)	(3,602)
Other current and non-current liabilities	(2,996)	(2,056)
Deferred revenue	3,443	8,205
Net cash provided by operating activities	14,099	14,755
Cash flows from investing activities:
Maturities of short-term investments	—	5,164
Purchases of property and equipment	(5,533)	(3,796)
Investment in capitalized software	(10,940)	(7,626)
Net cash used in investing activities	(16,473)	(6,258)
Cash flows from financing activities:
Proceeds from credit facility borrowings	99,000	—
Repayment of credit facility borrowings	(2,450)	(2,450)
Payments for debt issuance costs	(1,000)	—
Proceeds from exercise of stock options	183	—
Finance lease liabilities paid	(631)	(672)
Tax payments for equity award issuances	(2,947)	(1,086)
Net cash provided by (used in) financing activities	92,155	(4,208)
Increase in cash and cash equivalents	89,781	4,289
Cash and cash equivalents, beginning of period	93,094	115,591
Cash and cash equivalents, end of period	$182,875	$119,880
Supplemental cash flow disclosure:
Income taxes paid (received), net	$357	$(1,931)
Interest paid	13,092	15,602
Non-cash transactions:
Accruals for purchases of property and equipment	1,606	1,590
Accruals for investment in capitalized software	1,440	1,776
Accruals for purchase of intangible assets	10,819	—

Inovalon Holdings, Inc.
Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization
Inovalon defines Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) as net income or loss calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, interest income, interest expense, other expense, net, provision for income taxes, stock-based compensation, acquisition costs, restructuring expense, and other non-comparable items. Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of revenue.  A reconciliation of net income to Adjusted EBITDA follows:

(In thousands, except percentages)	Three Months Ended March 31,		TTM Ended March 31,
	2020	2019	2020	2019
Net (loss) income	$(1,683)	$(8,323)	$14,415	$(30,653)
Depreciation and amortization	27,934	27,047	109,137	107,392
Interest income	(290)	(610)	(1,922)	(1,396)
Interest expense	14,560	16,542	63,849	65,558
Other expense, net	22	11	31	1,146
Benefit from income taxes	(3,545)	(1,729)	(3,713)	(10,514)
EBITDA	36,998	32,938	181,797	131,533
Stock-based compensation	7,256	5,239	22,247	17,653
Acquisition costs:
Transaction costs	—	892	6	4,194
Integration costs	450	2,469	4,141	8,500
Contingent consideration accretion	102	105	(258)	7,211
Compensatory contingent consideration	7	(30)	103	1,086
Restructuring expense	—	—	—	9,500
Other non-comparable items(1)	2,674	2,921	5,588	8,930
Adjusted EBITDA	$47,487	$44,534	$213,624	$188,607
Adjusted EBITDA margin	30.8%	30.6%	32.8%	32.5%
_______________________________________________________

(1)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Non-GAAP net income
Inovalon defines Non-GAAP net income as net income or loss calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs, restructuring expense, amortization of acquired intangible assets, amortization of debt issuance costs and debt discount, and other non-comparable items. The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding. A reconciliation of net income to Non-GAAP net income follows:

(In thousands, except per-share amounts)	Three Months Ended March 31,		TTM Ended March 31,
	2020	2019	2020	2019
Net (loss) income	$(1,683)	$(8,323)	$14,415	$(30,653)
Stock-based compensation	7,256	5,239	22,247	17,653
Acquisition costs:
Transaction costs	—	892	6	4,194
Integration costs	450	2,469	4,141	8,500
Contingent consideration accretion	102	105	(258)	7,211
Compensatory contingent consideration	7	(30)	103	1,086
Amortization of acquired intangible assets	12,954	13,116	52,140	53,248
Amortization of debt issuance costs and debt discount	1,151	1,072	4,677	3,186
Restructuring expense	—	—	—	9,500
Other non-comparable items(1)	2,674	2,921	5,588	8,930
Tax impact of add-back items	(6,739)	(2,810)	(24,052)	(24,948)
Non-GAAP net income	$16,172	$14,651	$79,007	$57,907

GAAP basic net (loss) income per share	$(0.01)	$(0.06)	$0.09	$(0.21)
GAAP diluted net (loss) income per share	$(0.01)	$(0.06)	$0.09	$(0.21)
Non-GAAP basic net income per share	$0.11	$0.10	$0.54	$0.39
Non-GAAP diluted net income per share	$0.11	$0.10	$0.54	$0.39
Weighted average shares of common stock outstanding:
Basic	149,183	147,774
Diluted	149,361	148,116
_______________________________________________________

(1)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Free Cash Flow
Inovalon defines free cash flow as net cash provided by operating activities less purchases of property and equipment and less investment in capitalized software. A reconciliation of net cash provided by operating activities to free cash flow follows:

(In thousands)	Three Months Ended March 31,		TTM Ended March 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$14,099	$14,755	$105,824	$98,282
Less: Purchases of property and equipment	(5,533)	(3,796)	(24,546)	(19,656)
Less: Investment in capitalized software	(10,940)	(7,626)	(39,444)	(35,970)
Free cash flow	$(2,374)	$3,333	$41,834	$42,656

Inovalon Holdings, Inc.
Key Metrics
The Company believes the key metrics illustrated in the tables below are indicative of its overall level of analytical activity and its underlying growth in the business.

	March 31,
(In thousands)	2020	2019
MORE[2] Registry® dataset metrics
Unique patient count(1)	315,610	271,486
Medical event count(2)	55,092,985	44,663,819
Trailing twelve-month Patient Analytics Months (PAM)(3)	68,531,751	51,768,491
_______________________________________________________

(1)	Unique patient count is defined as each unique, longitudinally matched, de-identified natural person represented in the MORE[2] Registry® as of the end of the period presented.

(2)
Medical event count is defined as the total number of discrete medical events as of the end of the period presented (for example, a discrete medical event typically results from the presentation of a patient to a physician for the diagnosis of diabetes and congestive heart failure in a single visit, the presentation of a patient to an emergency department for chest pain, etc.).

(3)
Patient Analytics Months, or PAM, is defined as the sum of the analytical processes performed on each respective patient within patient populations covered by clients under contract. As used in the metric, an “analytical process” is a distinct set of data calculations undertaken by the Company which is initiated and completed within the Company’s platform solutions to examine a specific question such as whether a patient is believed to have a condition such as diabetes, or worsening of the disease, during a specific time period.

Inovalon Holdings, Inc.
Investment in Innovation
The Company’s business model is based upon the ability to deliver value to clients through the combination of advanced, cloud-based data analytics and data-driven intervention toolsets focused on the achievement of meaningful and measurable improvements in clinical quality outcomes and financial performance in healthcare. The Company’s ability to deliver this value is dependent in part on the ability to continue to innovate, design new capabilities, and bring these capabilities to market in an enterprise scale. The Company’s continued ability to innovate the platform and bring differentiated capabilities to market is an important aspect of the Company’s business success. The Company’s investment in innovation includes costs for research and development, capitalized software development, and expenditures related to hardware and software platforms on which data analytics and data-driven interventions toolset capabilities are deployed as summarized below.

	Three Months Ended March 31,
(In thousands, except percentages)	2020	2019
Investment in Innovation:
Research and development(1)	$7,104	$8,201
Capitalized software development(2)	10,432	7,907
Research and development infrastructure investments(3)	—	1,170
Total investment in innovation	$17,536	$17,278
As a percentage of revenue
Research and development(1)	4%	6%
Capitalized software development(2)	7%	5%
Research and development infrastructure investments(3)	—%	1%
Total investment in innovation	11%	12%
_______________________________________________________

(1)	Research and development primarily includes employee costs related to the development and enhancement of our service offerings.

(2)	Capitalized software development includes capitalized costs incurred to develop and enhance functionality for our platform solutions.

(3)	Research and development infrastructure investments include strategic capital expenditures related to hardware and software platforms under development or enhancement.

Inovalon Holdings, Inc.
Forward-Looking Guidance Adjusted EBITDA

	Guidance Range
	Three Months Ending June 30, 2020		Year Ending December 31, 2020
(In millions)	Low	High	Low	High
Net income	$—	$2	$16	$22
Depreciation and amortization	28	28	110	110
Interest expense	14	14	58	59
Interest income	—	—	(1)	(1)
Provision for income taxes(1)	—	—	7	9
EBITDA	42	44	190	199
Stock-based compensation	7	7	27	28
Other non-comparable items(2)	1	1	4	4
Adjusted EBITDA	$50	$52	$221	$231
Adjusted EBITDA margin	31.8%	31.9%	32.9%	33.1%
_______________________________________________________

(1)	A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.

(2)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from Adjusted EBITDA in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

Inovalon Holdings, Inc.
Forward-Looking Guidance Non-GAAP net income

	Guidance Range
	Three Months Ending June 30, 2020		Year Ending December 31, 2020
(In millions, except per-share amounts)	Low	High	Low	High
Net income	$—	$2	$16	$22
Stock-based compensation	7	7	27	28
Amortization of acquired intangible assets	13	13	52	52
Amortization of debt issuance costs and debt discount	1	1	4	4
Other non-comparable items(1)	1	1	4	4
Tax impact of add-back items(2)	(6)	(6)	(23)	(25)
Non-GAAP net income	$16	$18	$80	$85

GAAP diluted net income per share	$—	$0.01	$0.11	$0.15
Non-GAAP diluted net income per share	$0.11	$0.12	$0.53	$0.57
Weighted average shares of common stock outstanding - diluted	150	150	150	150
_______________________________________________________

(1)
Other “non-comparable items” include items that are not comparable across reporting periods or items that do not otherwise relate to the Company’s ongoing financial results, such as certain employee related expenses attributable to advancements in automation and operational efficiencies, and legal expenses beyond those in the normal course of business. Non-comparable items are excluded from non-GAAP net income in order to more effectively assess the Company’s period-over-period and ongoing operating performance.

(2)	A 28% tax rate is assumed in order to approximate the Company’s effective statutory corporate tax rate.
Non-GAAP Financial Measures
Inovalon provides the measures Adjusted EBITDA, Adjusted EBITDA margin, and Non-GAAP net income as additional information for evaluating the Company’s operating results and free cash flow as a liquidity measure to evaluate the Company’s ability to generate cash to support its ongoing business to service and repay debt, and to invest in its business. These measures are not prepared in accordance with, or as an alternative for, GAAP accounting and may be different from non-GAAP measures used by other companies.

Investors frequently have requested information from management regarding depreciation, amortization and other non-cash charges, such as stock-based compensation, as well as the impact of non-comparable items and management believes, based on discussions with investors, that these non-GAAP measures enhance investors’ ability to assess Inovalon’s historical and projected future financial performance. While management believes these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of non-GAAP financial measures. For example, one limitation of Adjusted EBITDA is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Inovalon compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reconciling the non-GAAP financial measures to their most comparable GAAP financial measures. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to the comparable GAAP measures that are provided above.
These non-GAAP measures include financial information that is prepared in accordance with GAAP and presented in our consolidated financial statements and are used to evaluate our business, measure our performance, develop financial forecasts and make strategic decisions and are an important factor in determining variable compensation.
Adjusted EBITDA and Adjusted EBITDA Margin
The Company defines Adjusted EBITDA as net income calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, other expense, net, interest income, interest expense, provision for income taxes, stock-based compensation, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, tax on equity exercises, and other non-comparable items. A reconciliation of net income, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided above.
Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to gain insight into operating effectiveness. The Company uses Adjusted EBITDA and Adjusted EBITDA margin as key metrics to assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business model. The Company believes that the exclusion of the expenses eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core business and operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operating results. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.
Non-GAAP net income and Non-GAAP net income per share
The Company defines Non-GAAP net income as net income calculated in accordance with GAAP, adjusted to exclude tax-affected stock-based compensation expense, acquisition costs (including transaction costs, integration costs, costs related to contingent consideration accretion and compensatory contingent consideration), restructuring expense, amortization of acquired intangible assets, amortization of debt issuance costs and debt discount, tax on equity exercises, and other non-comparable items.
The Company defines Non-GAAP basic net income per share as Non-GAAP net income divided by basic weighted average shares outstanding. The Company defines Non-GAAP diluted net income per share as Non-GAAP net income divided by diluted weighted average shares outstanding.
The Company uses Non-GAAP net income as a supplemental measure of performance to gain insight into financial effectiveness. The Company uses Non-GAAP net income as a key metric to assess its ability to increase revenues while controlling expense growth and the scalability of its business model. The Company believes that the exclusion of the expenses eliminated in calculating Non-GAAP net income provides management and investors a useful measure for period to period comparisons of the Company’s core business and financial results by excluding items that are not comparable across reporting periods or that do not otherwise relate to its ongoing financial results. Accordingly, the Company believes that Non-GAAP net income provides useful information to investors and others in understanding and evaluating the Company’s performance. However, use of Non-GAAP net income as an analytical tool has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s financial results as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate Non-GAAP net income or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Free cash flow
The Company defines free cash flow as net cash provided by operating activities calculated in accordance with GAAP less purchases of property and equipment and less investments in capitalized software. The Company uses free cash flow as a liquidity measure to evaluate its ability to generate cash to support its ongoing business operations, to service and repay debt, and to invest in its businesses. However, use of free cash flow has limitations, and investors and others should not consider this measure in isolation or as a substitute for analysis of the Company’s liquidity as reported under GAAP. In addition, other companies, including companies in Inovalon’s industry, might calculate free cash flow or similarly titled measures differently, which may reduce their usefulness as comparative measures.

Contacts:
Inovalon
Kim E. Collins, Senior Vice President. Corporate Communications
Phone: 301-809-4000 x1473
kcollins@inovalon.com

Hulus Alpay, Vice President, Investor Relations
Phone: 301-809-4000 x1237
halpay@inovalon.com